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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 18, 2001, relating to the financial statements and financial highlights which appear in the October 31, 2001 Annual Reports to Shareholders of Prudential World Fund, Inc., (consisting of Prudential Global Growth Fund, Prudential International Value Fund, and Prudential Jennison International Growth Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements", "Other
Service Providers", and "Financial Highlights" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
December 27, 2001